As filed with the Securities and Exchange Commission on January 9, 2004
                                                    Registration No. 333-[_____]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                ----------------

                         THE FIRST AMERICAN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                 California                       95-1068610
       (State or Other Jurisdiction of         (I.R.S. Employer
       Incorporation or Organization)         Identification No.)

                              1 First American Way
                        Santa Ana, California 92707-5913
                    (Address of Principal Executive Offices)

                                ----------------

                 FIRST ADVANTAGE CORPORATION 401(k) SAVINGS PLAN
                            (Full title of the plan)

                                ----------------

      Mark R Arnesen, Esq.                              (Copy to)
            Secretary                              Neil W. Rust, Esq.
 The First American Corporation                       White & Case
      1 First American Way                        633 West Fifth Street
   Santa Ana, California 92707                Los Angeles, California 90071
         (714) 800-3000                              (213) 620-7700
  (Name, Address and Telephone
  Number of Agent For Service)

                                ----------------

                         CALCULATION OF REGISTRATION FEE

======================================= ======================= ==================== =================== =================
                                                                                          Proposed
                                                                     Proposed             Maximum
                                                Amount                Maximum            Aggregate          Amount Of
         Title of Securities                    To Be             Offering Price          Offering         Registration
           To Be Registered                 Registered (2)         Per Share (3)         Price (3)           Fee (4)
--------------------------------------- ----------------------- -------------------- ------------------- -----------------

Common shares, $1.00 par value (1)         1,000,000 shares           $29.69            $29,690,000           $2,402
======================================= ======================= ==================== =================== =================

    (1) The common shares being registered hereunder include the associated rights to purchase First American's Series A Junior Participating Preferred Shares. Such rights initially are attached to and trade with the common shares being registered hereunder.

    (2) This Registration Statement also covers an indeterminate number of Common shares that may be issuable by reason of stock splits, stock dividends, recapitalizations or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

    (3) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common shares registered on the New York Stock Exchange on January 8, 2004.

    (4) Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.00008090 and the proposed maximum aggregate offering price.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this registration statement on Form S-8 in accordance with Rule 428 under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

     The SEC allows First American to "incorporate by reference" information into this registration statement which means that First American can disclose important information to you by referring you to another document that First American filed separately with the SEC. Accordingly, this registration statement incorporates by reference the documents set forth below that First American has previously filed with the SEC. These documents contain important business and financial information about First American, including information concerning its financial performance.

     First American incorporates by reference into this registration statement the following documents:

     o    our annual report on Form 10-K for the year ended December 31, 2002;

     o our quarterly reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003;

     o our current reports on Form 8-K filed February 12, 2003, September 4, 2003 and October 2, 2003;

     o the description of our common shares, $1.00 par value, contained in our registration statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act; and

     o the description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with our common shares, contained in our registration statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

     All documents subsequently filed by First American pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to shareholders or other document that is not deemed filed under such provisions. For purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

     Not Applicable.

Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

Item 6. Indemnification of Directors and Officers.

     Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     The California indemnification statute, as provided in Section 317 of the California Corporations Code (noted above), is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

     The Restated Articles of Incorporation of First American provide that: "The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to First American, or anyone claiming on First American's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of First American to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

     The Bylaws of First American provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through (iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of First American: Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of First American means any person appointed to serve on First American's board of directors either by its shareholders or by the remaining board members.

     Each of First American's 1996 Stock Option Plan, 1997 Directors' Stock Plan, 2003 Title Agent Stock Purchase Plan, 401(k) Savings Plan, Pension Plan, Pension Restoration Plan and Employee Profit Sharing and Stock Ownership Plan (for purposes of this paragraph only, each individually, the "Plan") provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the committee charged with administering the Plan, and any other employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with First American's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person.

     First American's Deferred Compensation Plan (for purposes of this paragraph only, the "Plan") provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

     Each of First American's Management Supplemental Benefit Plan and Executive Supplemental Benefit Plan (for purposes of this paragraph only, each individually, the "Plan") provides that, subject to certain conditions, First American may, through the purchase of insurance or otherwise, indemnify and hold harmless, to the extent permitted by law, the members of the Board of Directors and any other employees to whom any responsibility with respect to the administration of the Plan has been delegated against any and all costs, expenses and liabilities (including attorneys' fees) incurred by such parties in performing their duties and responsibilities under the Plan, provided that such party or parties were not guilty of willful misconduct.

     First American has a policy of liability insurance which insures its directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

     First American undertakes that it or First Advantage Corporation will submit or has submitted, the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

     The following exhibits are filed as part of this registration statement:

Exhibit
Number                     Description

4.1 Restated Articles of Incorporation of First American dated July 14, 1998 (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2 Certificate of Amendment of Restated Articles of Incorporation of First American dated April 23, 1999 (incorporated by reference from Exhibit (3) to First American's quarterly report on Form 10-Q for the quarter ended March 31, 1999).

4.3 Certificate of Amendment of Restated Articles of Incorporation of First American dated May 11, 2000 (incorporated by reference from
          Exhibit 3.1 to First American's current report on Form 8-K dated June 12, 2000).

4.4 Bylaws of First American, as amended (incorporated by reference from Exhibit 3(d) to First American's annual report on Form 10-K for the year ended December 31, 2000).

4.5 Description of First American's capital stock in Article Sixth of First American's Restated Articles of Incorporation (contained in Exhibits 4.1, 4.2 and 4.3).

4.6 Rights Agreement (incorporated by reference from Exhibit 4 of First American's Registration Statement on Form 8-A dated November 7, 1997).

5         Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to First American.

23.2      Consent of White & Case LLP (contained in Exhibit 5).

24        Power of Attorney.

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) to include any additional or changed material information on the plan of distribution;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by First American pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on January 9, 2004.

                                     THE FIRST AMERICAN CORPORATION



                                     By:    /s/ Parker S. Kennedy
                                          --------------------------------------
                                          Parker S. Kennedy, President, Chief
                                          Executive Officer and Chairman



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


 Date: January 9, 2004                       By:      /s/ Parker S. Kennedy
                                                 -------------------------------------------------
                                                      Parker S. Kennedy, President, Chief
                                                      Executive Officer and Chairman
                                                      (Principal Executive Officer)



 Date: January 9, 2004                       By:      /s/ Thomas A. Klemens
                                                 -------------------------------------------------
                                                      Thomas A. Klemens, Senior Executive Vice
                                                      President, Chief Financial Officer
                                                      (Principal Financial Officer)



 Date: January 9, 2004                      By:      /s/ Max O. Valdes
                                                 -------------------------------------------------
                                                      Max O. Valdes, Vice President,
                                                      Chief Accounting Officer
                                                      (Principal Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              J. David Chatham, Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              William G. Davis, Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              James L. Doti, Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              Lewis W. Douglas, Jr., Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              Roslyn B. Payne, Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              D. Van Skilling, Director

         Date: January 9, 2004                       By:                        *
                                                         -------------------------------------------------
                                                              Virginia M. Ueberroth, Director

         *By:  /s/ Kenneth D. DeGiorgio
               --------------------------
                  Kenneth D. DeGiorgio
                  Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
Number                     Description

4.1 Restated Articles of Incorporation of First American dated July 14, 1998 (incorporated by reference from Exhibit 3.1 of Amendment No. 1, dated July 28, 1998, to First American's Registration Statement No. 333-53681 on Form S-4).

4.2 Certificate of Amendment of Restated Articles of Incorporation of First American dated April 23, 1999 (incorporated by reference from Exhibit (3) to First American's quarterly report on Form 10-Q for the quarter ended March 31, 1999).

4.3 Certificate of Amendment of Restated Articles of Incorporation of First American dated May 11, 2000 (incorporated by reference from
          Exhibit 3.1 to First American's current report on Form 8-K dated June 12, 2000).

4.4 Bylaws of First American, as amended (incorporated by reference from Exhibit 3(d) to First American's annual report on Form 10-K for the year ended December 31, 2000).

4.5 Description of First American's capital stock in Article Sixth of First American's Restated Articles of Incorporation (contained in Exhibits 4.1, 4.2 and 4.3).

4.6 Rights Agreement (incorporated by reference from Exhibit 4 of First American's Registration Statement on Form 8-A dated November 7, 1997).

5         Opinion of White & Case LLP.

23.1 Consent of PricewaterhouseCoopers LLP, independent accountants to First American.

23.2      Consent of White & Case LLP (contained in Exhibit 5).

24        Power of Attorney.